                                                                  EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES


         The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:

RATIO OF EARNINGS TO FIXED CHARGES (in 000's)

                                                                                          Nine Months Ended
                                                For year Ended December 31,                  September 30,
                                 ----------------------------------------------------    --------------------
                                   1992       1993      1994       1995      1996          1996       1997
                                   ----       ----      ----       ----      ----          ----       ----

Consolidated pretax income       $(3,814)     $273    $1,226     $1,760    $(5,694)      $2,131     $(7,958)
(loss) from continuing
operations

Interest                          1,168      1,185     1,793      2,044     2,730         1,973      2,823

Interest portion of rental          333        300       384        413       552           414        484
expense
                               ---------- --------- ---------- --------- ----------    ---------- ---------
Earnings                         (2,313)     1,758     3,403      4,217    (2,412)        4,518     (4,651)
                               ========== ========= ========== ========= ==========    ========== =========

Interest                          1,168      1,185     1,793      2,044      2,730        1,973      2,823


Interest portion of rental          333        300       384        413        552          414        484
expense
                               ---------- --------- ---------- --------- ----------    ---------- ---------
Fixed charges                     1,501      1,485     2,177      2,457      3,282        2,387      3,307
                               ========== ========= ========== ========= ==========    ========== =========


Ratio of Earnings to Fixed          def      1.18x      1.56x     1.72x       def          1.89x      def
Charges(1)

------------------------------
        (1) The coverage deficiency for 1992, 1996 and the nine months ended September 30, 1997, was approximately $3,814,000, $5,694,000 and
             $7,958,000, respectively.